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                                                                     EXHIBIT 2.2
                                AMENDMENT NO. 1
                                      TO
                         AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 ("Amendment No. 1") is entered into as of May 28, 1998 and amends that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of April 26, 1998 by and between ARIS Corporation, a Washington corporation, and InTime Systems International, Inc., a Delaware corporation.
All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                                    RECITAL

     The Parties desire to amend the Merger Agreement to provide a different Conversion Ratio formula, and to provide Buyer with an additional right to terminate the Merger Agreement under the circumstances specified herein.

                                   AGREEMENT

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1.  Section 1 of the Merger Agreement is amended as follows:

          A.  The definition of "Pre-Announcement Buyer Share Price" is deleted;

          B.  A new definition, "Buyer Closing Share Price" is added as follows:

              "Buyer Closing Share Price" shall mean the average of the closing prices for one Buyer Share as reported by the Nasdaq National Market for the ten trading days immediately preceding the Closing Date.

          C.  The definition of "Target Share Price" is deleted; and

          D. A new definition, "Minimum Target Share Price" is added as follows:

              "Minimum Target Share Price" means $9.20 per Target Share.

     2. Section 2(d)(v) of the Merger Agreement is hereby deleted in its entirety and replaced with a new Section 2(d)(v) as follows:

         "Conversion of Target Shares."  At and as of the Effective Time:

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          (A)  each Target Share (other than any Dissenting Share or Buyer-owned
               Share) shall be converted into the right to receive that number of Buyer Shares equal to the Conversion Ratio (as defined below);

          (B) each outstanding warrant to purchase a Target Share shall be converted into the right to receive a warrant of like tenor and quality to purchase that number of Buyer Shares equal to the Conversion Ratio at a price equal to (1) the exercise price of such outstanding warrant divided by the Minimum Target Share Price (2) multiplied by the Buyer Closing Share Price;

          (C) each outstanding option to purchase a Target Share shall be converted into the right to receive an option of like tenor and quality to purchase that number of Buyer Shares equal to the Conversion Ratio at a price equal to (1) the exercise price of such outstanding option divided by the Minimum Target Share Price
               (2) multiplied by the Buyer Closing Share Price;

          (D) Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law;

          (E)  Each Buyer-owned Share shall be cancelled; and

          (F)  Each Target Share held in Target's treasury shall be cancelled.

The ratio of Buyer Shares to one Target Share is referred to herein as the "Conversion Ratio." The Conversion Ratio shall be determined by dividing (1) Thirty-Three Million Dollars ($33,000,000) less the value of all Target Warrants ($5,367,375) and Target Options ($3,462,737) outstanding as of April 26, 1998, the date the Merger Agreement was signed, by (2) the Buyer Closing Share Price, which quotient shall be divided by the number of Target Shares outstanding as of the Closing Date; provided, that in the event the Buyer Closing Share Price is
(i) less than $34.56, the Conversion Ratio shall be the Minimum Target Share Price divided by the Buyer Closing Share Price; (ii) greater than or equal to $34.56 but less than or equal to $35.00, the Conversion Ratio shall be 0.2662388;(iii) greater than $35.00, the Conversion Ratio shall be the (x) Minimum Target Share Price divided by (y) the Buyer Closing Share Price minus $0.44. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time. Schedule 1 attached hereto sets forth examples of calculation of the Conversion Ratio.

     3.  A new Section 7(a)(viii), is added, as follows:

         "the Buyer may terminate this Agreement after the Target has obtained the Requisite Target Stockholder Approval in the event the average of the closing

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         prices for one Buyer Share as reported by the Nasdaq National Market for any ten consecutive trading day period (which period must end on a day following the Special Target Meeting) is less than $25.00 by giving written notice to Target prior to Closing."

     4.  The following sentence is added to the end of Section 7(b):

         "Further, if Buyer terminates this Agreement in accordance with Section 7(a)(viii), the Buyer shall pay to the Target a termination fee in the amount of Five Hundred Thousand Dollars ($500,000).

     IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the date first above written.


                                        ARIS Corporation


                                        By: /s/ Paul Y. Song
                                            ------------------------------
                                            Paul Y. Song, President


                                        INTIME SYSTEMS INTERNATIONAL, INC.

                                        By: /s/ William E. Berry
                                            ------------------------------
                                            William E. Berry, President

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